                                                                  EXECUTION COPY

                             AGREEMENT AND PLAN OF MERGER

                                        among

                                  ASTOR CORPORATION,

                                AAC ACQUISITION CORP.

                                         and

                                ADCO TECHNOLOGIES INC.

Section                                                                   Page
-------                                                                   ----

1.  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
2.  The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
3.  Representations and Warranties of the Company . . . . . . . . . . .    11
4.  Representations and Warranties of the Buyer Parties . . . . . . . .    20
5.  Covenants of the Company  . . . . . . . . . . . . . . . . . . . . .    21
6.  Covenants of the Buyer Parties  . . . . . . . . . . . . . . . . . .    26
7.  Conditions Precedent to the Buyer Parties' Obligations  . . . . . .    27
8.  Conditions Precedent to the Company's Obligations . . . . . . . . .    28
9.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
10. Public Announcements  . . . . . . . . . . . . . . . . . . . . . . .    31
11. General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31


EXHIBITS

    A    Certificate of Merger

                             AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER is made as of the 12th day of July 1996 by and among ASTOR CORPORATION, a Delaware corporation (the "Buyer"), AAC ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "Acquisition Company" and, together with the Buyer, the "Buyer Parties"), and ADCO TECHNOLOGIES INC., a Delaware corporation (the "Company").

BACKGROUND

    The Boards of Directors of the Company, the Buyer and the Acquisition Company, have approved a merger (the "Merger") of the Acquisition Company with and into the Company in accordance with the Delaware General Corporation Law (the "DGCL"), on the terms and conditions set forth herein.


                                     WITNESSETH:

    In consideration of the mutual promises, representations and warranties, covenants, payments and actions herein provided, the parties hereto, each intending to be legally bound hereby, do agree as follows:

1.  DEFINITIONS.

    For convenience, certain terms used in this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both singular and plural forms of the terms defined).

    "1933 Act" means the Securities Act of 1933, as amended.

    "1934 Act" means the Securities Exchange Act of 1934, as amended.

    "Acquisition Proposal" is defined in Section 5.4.

    "Affiliates" means, with respect to a particular party, any Persons controlling, controlled by or under common control with that party.

    "Agreement" means this Agreement and Plan of Merger and the exhibits and schedules hereto.

    "Assets" means all of the assets, properties and rights of every kind and description, real and personal, tangible and intangible, that are owned by any Company Parties, taken as a whole.

    "Benefit Plans" means all employee benefit plans of any Company Party within the meaning of Section 3(3) of ERISA and any related or separate Contracts, plans, trusts, programs, policies, arrangements, practices, customs and understandings that provide benefits of economic value to any present or former employee of any Company Party, or current or former beneficiary, dependent or assignee of any such employee or former employee.

    "Bridge Financing" is defined in Section 4.4.

    "Business" means the entire business and operations of the Company Parties, taken as a whole.

    "Buyer" is defined above in the preamble.

    "Buyer Financing" means the Bridge Financing and the Buyer Parties' Rule 144A financing for the Transactions.

    "Buyer Parties" is defined above in the preamble.

    "Certificate of Merger" is defined in Section 2.2.

    "Charter Documents" means an entity's certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

    "Closing" is defined in Section 2.9.

    "Closing Date" is defined in Section 2.9.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Common Shares" means the issued and outstanding shares of Common Stock.

    "Common Stock" means the Common Stock, par value $0.01 per share, of the Company.

    "Company" is defined above in the preamble.

    "Company Balance Sheet" is defined in Section 3.6.

    "Company Balance Sheet Date" is defined in Section 3.6.

    "Company Disclosure Documents" is defined in Section 3.8.

    "Company Parties" means the Company and the Subsidiary.

    "Company Representatives" means the Affiliates, officers, directors, employees, attorneys, accountants, financial advisors and agents of any Company Party and any other Person who has entered into the Stockholders Agreement with Buyer on or about the date hereof.

    "Company's knowledge", "knowledge of the Company" and similar terms relating to the knowledge of any Company Party mean the actual knowledge of any officer or director of the Company.

    "Confidential Information" means any confidential information or trade secrets of any Company Party, including personnel information, know-how and other technical information, customer lists, customer information and supplier information.

    "Contract" means any written or oral contract, agreement, lease, instrument or other commitment that is binding on any Person or its property under applicable Law.

    "Copyrights" means registered copyrights, copyright applications and unregistered copyrights.

    "Court Order" means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority that is binding on any Person or its property under applicable Law.

    "Default" means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or right to receive damages or payment of penalties.

    "DGCL" is defined above in the Background section.

    "Disclosure Schedule" is defined in Section 3.

    "Effective Time" is defined in Section 2.2.

    "Encumbrances" means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other encumbrance on any property or property interest.

    "Environmental Law" means any Federal, State, interstate or local Law, regulation, rule, requirement, administrative interpretation, directive, judgment, decree, order, policy, guidance, permit or license pertaining to the protection of human health or the environment, or the regulation of Hazardous Substances, including without limitation, the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), the Clean Air Act, the Water Pollution Control Act, the Safe Drinking Water Act, and the Toxic Substances Control Act ("TSCA").

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "Financial Statements" is defined in Section 3.6.

    "GAAP" means generally accepted accounting principles.

    "Governmental Entity" means any Federal, State, interstate or local political subdivision, body, department, agency, or instrumentality.

    "Governmental Permits" is defined in Section 3.14.

    "Hazardous Substance" means any substance or material: (i) the presence of which requires investigation or remediation under any Environmental Law; (ii) the generation, storage, treatment, transportation, disposal, remediation, removal, handling or management of which is regulated by any Environmental Law;
(iii) that is defined as a "hazardous waste" or "hazardous substance" under any Environmental Law; or (iv) that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols (PCBs) or asbestos.

    "Holder" is defined in Section 2.11(a).

    "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

    "HSR Compliance" means compliance with the HSR Act.

    "Intellectual Property" means any Copyrights, Patents, Trademarks, technology rights and licenses, trade secrets, know-how and other intellectual property.

    "Law" means any statute, law, ordinance, regulation, order or rule of any federal, state or foreign governmental agency or body, including those covering environmental, energy, safety, health, transportation, bribery, recordkeeping, zoning, antidiscrimination, antitrust and wage and hour matters.

    "Liability" means any liability, indebtedness, guaranty, endorsement or other obligation of or by any Person, accrued or unaccrued, due or to become due, liquidated or unliquidated.

    "Litigation" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

    "Material Adverse Effect" means a material adverse effect on the Business, Assets, financial condition or results of operations of the Company Parties, taken as a whole.

    "Material Contracts" is defined in Section 3.15(a).

    "Merger Consideration" is defined in Section 2.6(a).

    "Option" is defined in Section 2.6(b).

    "Option Cancellation Acknowledgement" is defined in Section 2.6(b).

    "Option Plans" means the Company's 1993 Stock Option Plan, the Company's 1994 Stock Option Plan and the Company's 1994 Non-Employee Director Stock Option Plan.

    "Option Shares" is defined in Section 2.6(b).

    "Patents" means all patents and patent applications.

    "Paying Agent" means a financial institution that is reasonably acceptable to the Buyer and the Company.

    "Paying Agent Agreement" means an agreement among the Buyer, the Company and the Paying Agent with respect to payment of the Merger Consideration, in a form reasonably acceptable to the Company, the Buyer and the Paying Agent and consistent with the terms hereof.

    "Person" means any natural person, corporation, partnership, limited liability company, proprietorship, association, trust, Governmental Entity or other legal entity.

    "Prime Rate" means the prime lending rate as announced from time to time in THE WALL STREET JOURNAL.

    "Prior Confidentiality Agreement" means the Confidentiality Agreement, dated March 29, 1996, between Aurora Capital Partners, L.P. and Schroder Wertheim with respect to the Company.

    "Real Property" is defined in Section 3.12.

    "Returns" means any returns, reports, forms or statements (including any information returns) required to be filed with any Taxing Authority.

    "Schroder Wertheim" means Schroder Wertheim & Co. Incorporated.

    "SEC" means the United States Securities and Exchange Commission.

    "Securityholder Documents" is defined below in Section 2.11(a).

    "Series A Subsidiary Preferred Stock" means the Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Subsidiary.

    "Series B Subsidiary Preferred Stock" means the Series B Redeemable Preferred Stock, par value $0.01 per share, of the Subsidiary.

    "Severance Agreements" means the Change of Control Agreements, dated February 13, 1996, between the Company and each of the Persons identified on the Disclosure Schedule.

    "Shares is defined in Section 2.6(a).

    "Subsidiary" means Adco Products, Inc., a Michigan corporation.

    "Subsidiary Preferred Stock" means the Series A Subsidiary Preferred Stock and the Series B Preferred Stock.

    "Surviving Corporation" is the Company at the Effective Time.

    "Tax" or "Taxes" means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, capital, sales, use, AD VALOREM, value added, franchise, bank shares, withholding, payroll, employment, disability, workers' compensation, excise, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

    "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction, or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

    "Termination Date" is defined in Section 2.8(a).

    "Transactions" means the Merger and the other transactions contemplated by this Agreement.

    "Transaction Document" means this Agreement, the Certificate of Merger and any other documents contemplated hereby.

2.  THE MERGER.

    2.1 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the DGCL, the Acquisition Company shall be merged with and into the Company as soon as practicable, but in any event within five business days, following the satisfaction or waiver of the conditions set forth in Sections 7 and 8. Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") under the name "Adco Technologies Inc." and shall continue its existence under the laws of the State of Delaware, and the separate corporate existence of the Acquisition Company shall cease.

    2.2 EFFECTIVE TIME. The Merger shall be consummated by filing with the Delaware Secretary of State a certificate of merger in the form attached hereto as Exhibit A (the "Certificate of Merger"), as is required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall be effective at the time of such filing (the "Effective Time").

    2.3  EFFECTS OF THE MERGER. The Merger shall have the effects set forth in
Section 259 of the DGCL.

    2.4 CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation of the Acquisition Company shall be the Certificate of Incorporation of the Surviving Corporation. The Bylaws of the Acquisition Company shall be the Bylaws of the Surviving Corporation.

    2.5 DIRECTORS AND OFFICERS. The Disclosure Schedule sets forth the names of the Persons who shall be the directors and officers of the Surviving Corporation at the Effective Time.

    2.6  CONVERSION OF SHARES AND OPTIONS.

         (a) Each Common Share issued and outstanding immediately prior to the Effective Time (collectively, the "Shares") (other than Dissenting Shares, as defined in Section 2.10) shall, by virtue of the Merger and without any action on the part of the Holder (defined below) thereof, be converted into the right to receive, except as otherwise provided in Section 2.11, $10.25 in cash (the "Merger Consideration"). Any Common Share held in the treasury of the Company shall be cancelled.

         (b) Each option to acquire Common Shares that is outstanding immediately prior to the Effective Time (an "Option") shall, by virtue of the Merger and without any action on the part of the Holder thereof except as provided below in this paragraph (b), be converted into the right to receive a net amount in cash equal to the Merger Consideration allocable to the Common Shares then subject to the Option (the "Option Shares") minus the aggregate exercise price of the Option for acquisition of the Option Shares, upon delivery of an executed acknowledgement of the cancellation of the Option (an "Option Cancellation Acknowledgement"). All Options and any other rights that any other Person may have under any of the Option Plans (except for the right to receive cash as provided in this Section 2) shall terminate to the extent such Options and any such other rights shall not have been exercised by the Effective Time.

         (c) The aggregate Merger Consideration will be payable upon the surrender of the certificates and other documentation specified in Section 2.11.

         (d) The Buyer shall take all steps necessary to provide the Surviving Corporation with funds, as of the Effective Time, in an amount sufficient to make all the payments contemplated by this Section 2.6 at the Effective Time in accordance with Section 2.9 and Section 2.11.

    2.7 CONVERSION OF ACQUISITION COMPANY CAPITAL STOCK. Each share of capital stock of the Acquisition Company issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Holder (defined below) thereof, be converted into the right to receive one share of common stock of the Surviving Corporation.

    2.8  STOCKHOLDERS' MEETINGS; SECURITIES AND EXCHANGE COMMISSION FILINGS.

         (a) Consistent with applicable law, the Company shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable (and in any event before October 31, 1996 (the "Termination Date")) for the purpose of considering and taking action upon this Agreement and the Merger (the "Special Meeting"). Subject to the fiduciary duties of the Board of Directors of the Company, under applicable Law, as determined by such directors, in good faith after consultation with and based upon the written advice of independent legal counsel, the Board of Directors of the Company will recommend that its stockholders approve this Agreement and the Merger and the Board of Directors of the Company and the Company shall use commercially reasonable efforts to obtain stockholder approval of this Agreement and the Merger.

         (b) The Buyer will promptly prepare and file with the SEC and all securities exchanges, if any, on which the Company's shares are listed for trading the documents, schedules and amendments and supplements thereto required to be filed with respect to the Transactions. In connection with approval of this Agreement and the Merger, the Company will promptly prepare and file with the SEC a preliminary proxy statement relating to the Transactions, which shall consist of proxy materials for use in soliciting the vote of the stockholders of the Company (the "Preliminary Proxy Statement"), and will use all reasonable efforts to respond to the comments of the SEC after consultation with the Buyer and to cause a definitive proxy statement (such proxy statement and any amendments or supplements thereto are referred to herein as the "Definitive Proxy Statement") to be mailed to the Company's stockholders as soon as reasonably practicable. The Preliminary Proxy Statement submitted to the SEC and the Definitive Proxy Statement mailed to the Company's stockholders shall be subject to prior review by and approval of the Buyer, which approval may not be unreasonably withheld.

         (c) The stockholder vote required for the adoption of this Agreement and the Merger by the Company shall be the vote required by the DGCL. Subject to the fiduciary duties of the Board of Directors of the Company under applicable Law, as determined by such directors. in good faith after consultation with and based upon the written advice of independent legal counsel.,(i) the Definitive Proxy Statement shall contain the determinations and recommendations of the Board of Directors of the Company set forth in Section 3.5 hereof and (ii) the Company shall use commercially reasonable efforts to solicit from holders of Common Shares proxies in favor of adoption and approval of this Agreement and the Merger, and shall take all other reasonable action necessary or helpful to secure the vote of holders of Common Stock required by the DGCL to effect the Merger.

         (d) The Buyer, as the sole stockholder of the Acquisition Company, hereby approves the Merger and this Agreement.

    2.9  CLOSING.

         (a) As soon as practicable, but in any event after September 15, 1996 and within five business days, after the satisfaction or waiver of the conditions set forth in Sections 7 and 8, a closing (the "Closing") will be held at the offices of Gibson, Dunn & Crutcher, 200 Park Avenue, New York, New York 10166 (or such other place as the parties may agree). The date on which the Closing occurs is hereinafter referred to as the "Closing Date." At the Closing, the respective designated parties thereto shall deliver (i) the documents referred to in Sections 7 and 8, and (ii) the Certificate of Merger, executed and otherwise prepared for filing. The Surviving Corporation shall also deliver at the Closing by a wire transfer of same day funds the Merger Consideration payable to those Holders who have delivered the appropriate documents under
Section 2.11 and to the Paying Agent the aggregate Merger Consideration that may be payable in accordance with the Paying Agent Agreement to all other Holders upon delivery of the appropriate documents under Section 2.11.

         (b) Contemporaneously with the Closing, the Surviving Corporation shall deliver to the Delaware Secretary of State a duly executed and verified Certificate of Merger, as required by the DGCL, and the parties shall take all such other and further actions as may be required by applicable Law to make the Merger effective upon the terms and subject to the conditions hereof.

    2.10 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, the Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a stockholder who did not vote in favor of the Merger and who complies with all of the relevant provisions of Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, unless and until such Holder shall have failed to perfect or shall have effectively withdrawn or lost such Holder's rights to appraisal under the DGCL; and any such Holder shall have only such rights in respect of the Dissenting Shares owned by such Holder as are provided by Section 262 of the DGCL. If any such Holder shall have failed to perfect or shall have effectively withdrawn or lost such right, such Holder's Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive the Merger Consideration without any interest thereon, pursuant to the terms of Section 2.6. The Company shall give the Buyer prompt notice of any demand received by the Company for appraisal of Shares, and, prior to the Effective Time, the Buyer shall have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company will not, except with the prior written consent of the Buyer, voluntarily make any payment with respect to, or settle or offer to settle, any claim made by any Holders owning the Dissenting Shares.

    2.11 EXCHANGE OF SHARES AND OPTIONS.

         (a) At and after the Effective Time, the Surviving Corporation shall pay to each record holder (a "Holder"), as of the Effective Time, of (i) an outstanding certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates"), or (ii) an Option, upon the Holder's delivery of the respective Securityholder Documents (defined below), an amount in same day funds equal to the product of the number of Shares represented by such Certificate, or Option Shares subject to such Option, multiplied by the Merger Consideration. In the case of an Option, however, the aggregate exercise price for the Option Shares shall be deducted from such payment. The documents to be delivered by Holders of Shares or Options at and after the Effective Time (the "Securityholder Documents") shall be (A) in the case of Shares, the Certificates representing the Shares and a duly executed letter of transmittal in the form provided by the Company, and (B) in the case of the Options, a duly executed Option Cancellation Acknowledgement. All such surrendered Certificates shall be cancelled upon their delivery. Except as provided in Section 2.11(c), the Surviving Corporation shall pay any transfer or similar taxes required by reason of the exchange of Shares and Options.

         (b) With respect to each Certificate not so surrendered at the Closing, the Surviving Corporation shall promptly thereafter mail to the Holder thereof, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss of title to such Certificate shall pass, only upon proper delivery of the Certificate and such letter of transmittal to the Surviving Corporation) and instructions for delivering such Certificate in exchange for payment of the Merger Consideration. Upon delivery to the Surviving Corporation of such Certificate, together with such letter of transmittal, the Holder of the Certificate shall be paid in exchange therefor cash in an amount equal to the product of the number of Shares represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall then be cancelled. The Company shall follow a similar procedure with respect to any Options to the extent that the respective Securityholder Documents shall not have been delivered at the Effective Time.

         (c) No interest will be paid or accrued on the amounts payable upon the surrender of the Securityholder Documents. If payment is to be made to a Person other than the Person in whose name a Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or similar taxes required by reason of the payment to a Person other than the Holder of the Certificate surrendered or shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.11, each Certificate (other than Certificates evidencing Dissenting Shares) shall represent for all purposes, and until the respective Securityholder Documents are delivered with respect to Options, such Option shall represent for all purposes, the right to receive payment of the amounts specified in Section 2.6 in respect of such Shares or Options.

         (d) Any portion of the funds deposited with the Paying Agent which remain undistributed to the Holders of Shares or Options for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any Holder of Shares or Options who has not theretofore complied with this
Section 2.11 shall thereafter look only to the Surviving Corporation for payment of the sums to which such Holder is entitled pursuant to this Agreement.

         (e) Neither the Buyer nor the Surviving Corporation shall be liable to any Holder of Shares or Options for any cash delivered by the Paying Agent or the Surviving

Corporation in good faith to a public official pursuant to an applicable abandoned property, escheat or similar law.

         (f) The Buyer or the Surviving Corporation (or the Paying Agent on their behalf) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Holder of Shares or Options such amounts, if any, as the Buyer or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provisions of any Law related to Taxes. To the extent that amounts are so withheld by the Buyer or the Surviving Corporation (or the Paying Agent on their behalf), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of the relevant Shares or Options in respect of which such deduction and withholding was made by the Buyer or the Surviving Corporation (or the Paying Agent on their behalf).

    2.12 NO FURTHER TRANSFER OF SHARES. After the Effective Time, there shall be no transfers of Shares that were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged for cash as provided in this Section 2. At the Effective Time, the stock ledger of the Company shall be closed.

3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

    The Company represents and warrants to the Buyer and the Acquisition Company as follows, except to the extent specified on the disclosure schedule that the Company has provided to the Buyer on the date hereof (the "Disclosure Schedule") or to the extent specified in the Company Disclosure Documents (defined below):

    3.1 CORPORATE. Each Company Party is a corporation duly organized, validly existing and in good standing under the Laws under which it was incorporated. Each Company Party is qualified to do business as a foreign corporation in any jurisdiction where it is required to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect. The Charter Documents and Bylaws of each Company Party that have been delivered to the Buyer have been duly adopted and are current, correct and complete. Each Company Party has all necessary power and authority to own, lease and operate its properties and other assets and to carry on the Business as it is now being conducted. The Disclosure Schedule lists (or the Company Disclosure Documents list) with respect to each Company Party its name, jurisdiction of incorporation, officers and directors and the states in which qualified to do business as a foreign corporation.

    3.2 AUTHORIZATION. The Company has the requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it. Such execution, delivery and performance by the Company have been duly authorized by all necessary corporate action. other than stockholder approval in accordance with the DGCL. Each Transaction Document executed and delivered by the Company as of the date hereof has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Any Transaction Document executed and delivered by the Company after the date hereof will be duly executed and delivered by the Company and will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

    3.3 VALIDITY OF CONTEMPLATED TRANSACTIONS. Except for HSR Compliance and for any items specified in the Disclosure Schedule, neither the execution and delivery by the Company of the respective Transaction Documents to which it is or will be a party, nor the consummation of the Transactions, will require any filing, consent or approval under or constitute a Default under (a) any Regulation or Court Order to which either Company Party is subject, (b) the Charter Documents or Bylaws of either Company Party or (c) any material Contract or other material document to which either Company Party is a party or by which any of its Assets may be subject.

    3.4 CAPITALIZATION AND STOCK OWNERSHIP. As of the date hereof, (a) the total authorized capital stock of the Company consists of (i) 9,000,000 shares of Common Stock, of which 5,150,000 shares are issued and outstanding, and (ii) 100,000 shares of Preferred Stock, par value $0.01 per share, no shares of which are issued and outstanding, and (b) Options to acquire 293,318 Option Shares are outstanding. Except as set forth in the immediately preceding sentence, there are outstanding (i) no shares of capital stock or voting securities of the Company, (ii) no securities of either Company Party convertible into, or exercisable for the purchase of, or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options or other rights to acquire from either Company Party, and no obligations of the Company to issue, any capital stock, voting securities or securities convertible into, or exercisable for the purchase of, or exchangeable for capital stock or voting securities of the Company and (iv) no equity equivalents, interest in the ownership or earnings of the Company or other similar rights. The outstanding shares of Common Stock are all duly and validly authorized and issued, fully paid and non-assessable. The Options are owned of record by the Persons listed in the Disclosure Schedule or the Company Disclosure Documents, in the amounts shown therein and with the respective option prices set forth therein. There are no outstanding obligations of either Company Party to repurchase, redeem or otherwise acquire any Shares.

    3.5 BOARD RECOMMENDATION. By a vote of the directors present at a meeting of the Company's Board of Directors (which meeting was duly called and held and at which a quorum was present), the Board of Directors of the Company unanimously (a) approved and adopted this Agreement, including the Merger and the other Transactions, and determined that the Merger is fair to the stockholders of the Company, (b) resolved to recommend approval and adoption of this Agreement, including the Merger and the other Transactions, by the stockholders of the Company, (c) took all corporate actions required to be taken by the Board of Directors for the consummation of the Transactions and all actions required to render the provisions of Section 203 of the DGCL restricting business combinations with interested stockholders inapplicable to the Merger. Schroder Wertheim has delivered to the Company's Board of Directors its oral opinion on the date hereof to the effect that on such date, the Merger Consideration is fair to the holders of the Common Shares from a financial point of view.

    3.6 FINANCIAL STATEMENTS. The Company has delivered to the Buyer audited financial statements of the Company consisting of consolidated balance sheets as of the end of its fiscal year in 1994 and 1995 and the related statements of income, retained earnings, stockholders' equity and cash flows for the fiscal years then ended, certified by Ernst & Young LLP (the "Audited Statements"). The Company has also delivered to the Buyer an unaudited balance sheet, and statements of income and cash flows as of March 31, 1996 and for the fiscal quarterly period then ended (the "Interim Statements"). The Audited and Interim Statements are referred to herein as the "Financial Statements." The Audited Financial Statements and the Interim Statements have been prepared in conformity with GAAP consistently applied, and when read together with any related notes thereto, the Audited Financial Statements and the Interim Statements fairly present in all material respects the financial position of the Company at such dates and the results of operations for the periods ended on such dates, subject in the case of the Interim Statements to normal year-end audit adjustments, which adjustments will not in the aggregate be materially adverse to the consolidated financial position or results of operations of the Company. For purposes of this Agreement, the balance sheet of the Company as of March 31, 1996 is referred to as the "Company Balance Sheet" and the date thereof is referred to as the "Company Balance Sheet Date."

    3.7 PROXY MATERIALS. The Definitive Proxy Statement will not, at the date when the Definitive Proxy Statement is first mailed to the Company's stockholders and at the date of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty regarding information with respect to the Buyer or any of its officers, directors or affiliates or associates (as such terms are defined in Rule 12b-2 of the Exchange Act). At the date the Definitive Proxy Statement is mailed to the Company's stockholders, the Definitive Proxy Statement will comply, as to form, in all material respects, with the requirements of all applicable Laws, including the 1934 Act and the rules and regulations promulgated by the SEC thereunder.

    3.8 COMPANY DISCLOSURE DOCUMENTS. The Company has filed all required forms, reports, statements, schedules and other documents with the SEC since the effective date of the Company's first Registration Statement on Form S-1 (collectively, the "Company Disclosure Documents"). The Company has furnished to the Buyer such Registration Statement on Form S-l, including its final prospectus dated February 14, 1995 and the Exhibits to such Registration Statement, its Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and its Quarterly Report on Form 10-Q for the period ending March 31, 1996, which are part of the Company Disclosure Documents. The Company has not held any meetings of its stockholders (whether annual or special) since February 14, 1995. Each of such Company Disclosure Documents, at the time it was filed, complied in all material respects with all applicable requirements of the 1933 Act and the 1934 Act, and with the forms, rules and regulations of the SEC promulgated thereunder, and did not contain at the time filed any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made. not misleading, except for the omission of the Severance Agreements therefrom.

    3.9 ABSENCE OF UNDISCLOSED LIABILITIES. There are no Liabilities of any Company Party except (a) to the extent reflected in the Company Balance Sheet,
(b) those Liabilities described in this Agreement, the Disclosure Schedule or the Company Disclosure Documents, (c) those Liabilities incurred in the ordinary course of business since the Company Balance Sheet Date, (d) those Liabilities not required under GAAP to be reflected in the Financial Statements and that would not, individually or in the aggregate, have a Material Adverse Effect and
(e) Liabilities related to this Agreement and the Transactions.

    3.10 TAXES. (a) Except for Returns for Taxes or Tax Assessments that are not material, each Company Party has duly filed all Returns required to be filed, and has paid all Taxes that have become due pursuant to such returns or pursuant to any assessment received by any Company Party.

         (b) Each Company Party has duly withheld or collected all material taxes and other assessments and levies that such Company Party has been required by law to withhold or to collect, and such Company Party has paid over such amounts to the proper governmental authorities or is properly holding such amounts for such payment.

         (c) To the knowledge of the Company, there are no proceedings or other actions for the assessment and collection of additional Taxes of any kind for any period for which returns have or should have been filed.

         (d) The reserves for Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in the Financial Statements are sufficient for all unpaid Taxes, whether or not disputed, of any Company Party.

         (e) Except as described in the Disclosure Schedule, no Company Party is a party to an agreement extending the time within which to file any Tax Return or extending the statute of limitations for any period with respect to any Tax to which any Company Party may be subject. No claim has ever been made by any Taxing Authority in a jurisdiction in which any Company Party does not file Tax Returns that it is or may be subject to taxation by that jurisdiction except for any such case where the amount of such taxation would not be material.

         (f) The Company has delivered to the Buyer complete and correct copies of all federal, state, local and foreign income Tax Returns filed, and all Tax examination reports and statements of deficiencies assessed against or agreed to, by any Company Party for all taxable periods ended on or after December 31, 1991.

         (g) No Company Party has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could require it to make any payments, that are not deductible under Section 280G of the Code.

         (h) There are no material Encumbrances of any sort on the Assets of any Company Party except for Encumbrances for Taxes not yet due and payable. The Company has no knowledge of any reasonable basis for the assertion of any claim relating or attributable to Taxes that, if adversely determined, would result in any material Encumbrance on the Assets of any Company Party.

         (i) None of the Assets of any Company Party constitutes tax-exempt bond financed property or tax-exempt use property, with the meaning of Section 168 of the Code. No Company Party is a party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(8) of the Internal Revenue Code as in effect prior to the Tax Reform Act of 1986, or to any "long-term contract" within the meaning of Section 460 of the Code.

         (j) No Company Party is a "consenting corporation" within the meaning of Section 341(f)(1) of the Code, or comparable provisions of any state statutes, and none of the Assets of any Company Party is subject to an election under Section 341(f) of the Code or comparable provisions of any state statutes.

         (k) The Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

         (1) Except as described in the Disclosure Schedule, no Company Party is a party to a tax sharing or allocation agreement nor does any Company Party have any obligation to pay any amounts under any such agreements. No Company Party has any Liability for Taxes of any Person (i) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

         (m) The Company is not a party to any written, oral or implied agreement or obligation to provide any "covered employee," as defined in Section 162(m)(3) of the Code, with remuneration in excess of $1 million, that would be disallowed as a deduction for federal income tax purposes pursuant to Section 162(m) of the Code.

         (n) The tax basis of the Assets of all Company Parties for purposes of determining future amortization, depreciation, and other federal income tax deductions is properly reflected, in all material respects, on the Company's tax books and records.

    3.11 TITLE TO ASSETS AND RELATED MATTERS. Each Company Party has good and marketable title to all of its Assets, free from any Encumbrances except (a) items specified in the Disclosure Schedule, (b) items described in any notes to the Financial Statements, (c) minor matters that, in the aggregate, would not have a Material Adverse Effect, and (d) constitutional and statutory liens arising from the obligation to pay for the provision of materials or services not yet in Default and state and local taxes not yet due.

    3.12 REAL PROPERTY. The Disclosure Schedule describes (or the Company Disclosure Documents describe) all real estate owned or leased by any Company Party and used in the operation of the Business as well as any other real estate that is in the possession of or leased by any Company Party (as tenant or landlord) (collectively, the "Real Property"). Except as set forth in the Disclosure Schedule, each Company Party has good and marketable title to any Real Property listed on the Disclosure Schedule as owned by such Company Party, free and clear of any Encumbrances other than minor matters that, in the aggregate, would not have a Material Adverse Effect. In addition, except as set forth in the Disclosure Schedule, (a) none of the buildings or structures located on any Real Property nor any appurtenances thereto or equipment thereon, nor the operation or maintenance thereof, violates in any material respect any restrictive covenants or encroaches in any material respect on any property owned by others; (b) nor does any building or structure of third parties encroach in any material respect upon any such Real Property; (c) each Real Property complies in all material respects with applicable zoning, building and occupancy codes relating to the current operations thereon; (d) no Real Property contains any material defect that would prevent the continued use and operation of such Real Property; (e) there are no material Defaults by the tenant, or to the Company's knowledge by the landlord under any lease of any portion of the Real Property; and (f) the copies of such leases delivered pursuant to the terms hereof are true, correct and complete in all material respects, except in the case of any of such items in clauses (a) through (f) where such violations. encroachments, events of non-compliance, defects, Defaults or inaccuracies, individually and in the aggregate, would not have a Material Adverse Effect.

    3.13 SUBSIDIARIES. Except for the Company's ownership of the Subsidiary, no Company Party owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, business trust, joint venture or other legal entity. The total authorized capital stock of the Subsidiary consists of (a) 150,000 shares of common stock, par value $1.00 per share, of which 116,189 shares are issued and outstanding (the "Subsidiary Common Shares"), (b) 4,856 shares of Series A Subsidiary Preferred Stock, of which 3,500 shares are issued and outstanding and (c) 1,356 shares of Series B Subsidiary Preferred Stock, of which 420 shares are issued and outstanding. The Company owns all of the issued and outstanding Subsidiary Common Shares, free and clear of any Encumbrances, and Nalco Chemical Company owns of record all of the issued and outstanding Subsidiary Preferred Stock. The Company has delivered to the Buyer true and correct copies of the [Certificate of Designation] for the Series A Subsidiary Preferred Stock and the Series B Subsidiary Preferred Stock. As of May 14, 1996 the aggregate redemption price for all such shares was $3,920,000 and such aggregate redemption price increases by $767.12 each day after May 14, 1996 that such shares remain outstanding. Except as set forth in the immediately preceding sentence, there are outstanding
(i) no shares of capital stock or voting securities of the Subsidiary, (ii) no securities of either Company Party convertible into, or exercisable for the purchase of, or exchangeable for shares of capital stock or voting securities of the Subsidiary, (iii) no options or other rights to acquire from either Subsidiary Party, and no obligations of the Subsidiary to issue, any capital stock, voting securities or securities convertible into, or exercisable for the purchase of, or exchangeable for capital stock or voting securities of the Subsidiary and (iv) no equity equivalents, interest in the ownership or earnings of the Subsidiary or other similar rights. All of the Subsidiary Common Shares are duly and validly authorized and issued, fully paid and non-assessable. There are no outstanding obligations of either Company Party to repurchase, redeem or otherwise acquire any capital stock or voting securities of the Subsidiary.

    3.14 LEGAL PROCEEDINGS; COMPLIANCE WITH LAW; GOVERNMENTAL PERMITS.

         (a) Except as described in the Disclosure Schedule, there is no Litigation that is pending or, to the Company's knowledge, threatened against any Company Party or any of their respective Assets. To the Company's knowledge, there has been no Default under any Laws applicable to any Company Party, except for any Defaults that would not have a Material Adverse Effect. There has been no Default with respect to any Court Order applicable to any Company Party. Except as described in the Disclosure Schedule, neither Company Party is subject to any Court Order which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have a Material Adverse Effect or would prevent or delay the consummation of the Transactions.

         (b) Without limiting the generality of Section 3.14(a), except as described on the Disclosure Schedule and except for those situations that, individually or in the aggregate, would not have a Material Adverse Effect:

              (i) all Company Parties are in compliance with all orders, permits, conditions, standards, requirements and schedules required or imposed under any Environmental Law;

              (ii) no Company Party has received any notice, claim, subpoena, or summons, or been threatened with any notice, claim, subpoena or summons from any Person alleging: (a) any liability of any Company Party under any Environmental Law or (b) any violation by any Company Party of any Environmental Law;

              (iii) there are and have been no facts, circumstances or conditions (including any Hazardous Substances that have been released, disposed of, emitted, treated, stored, generated, placed, deposited, discharged, or spilled at, upon or under any facility owned, operated or leased by any Company Party or any facility to which any Company Party has sent any Hazardous Substance) that are reasonably likely to give rise to (x) any Liability of any Company Party under any Environmental Law or (y) any violation by any Company Party of any Environmental Law;

              (iv) all Company Parties have all permits required under any Environmental Law; and

              (v) all Company Parties have delivered to Buyer all environmental studies and reports in their possession with respect to any facilities or real property ever owned, operated or leased by any Company Party.

         (c) Each Company Party has complied, in all material respects, with all of its governmental permits, licenses, registrations, certificates of occupancy, approvals and other authorizations (the "Governmental Permits").

    3.15 CONTRACTS AND COMMITMENTS.

         (a) All Contracts described in Item 601(b)(10) of Regulation S-K to which any Company Party is a party or may be bound ("Material Contracts") have been filed as exhibits to, or incorporated by reference in, the Company's Annual Report on Form 10-K for the year ended December 31, 1995 except for the Severance Agreements. To the Company's knowledge, no Company Party has committed a Default under any Material Contract, except for Defaults that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Company has delivered or made available to the Buyer true and complete copies of all Material Contracts.

         (b) The Disclosure Schedule describes any Contract to which any Company Party is a party or may be bound that limits or restrains any Company Party from engaging or competing in any business or that creates a partnership, joint venture, "teaming arrangement" or other similar arrangement.

         (c) The Disclosure Schedule describes the Company's good faith estimate of the fees and expenses that it will incur in connection with the Transactions, including fees and expenses for its investment banker, accountants and lawyers, printing, transfer agent, mailing and filing with the SEC.

    3.16 EMPLOYEE RELATIONS. Except as described in the Disclosure Schedule, no Company Party is (a) a party to, involved in or, to the Company's knowledge, threatened by, any labor dispute or unfair labor practice charge, or (b) currently negotiating any collective bargaining agreement, and no Company Party has experienced any work stoppage during the last three years. The Company has delivered to the Buyer a complete and correct list of the names and salaries, bonus and other cash compensation of all employees (including officers) of the Company Parties whose total cash compensation for 1995 exceeded, or whose total compensation for 1996 is expected to exceed, $100,000.

    3.17 ERISA.

         (a) Except as set forth in the Disclosure Schedule, there are no employment, consulting, severance pay, continuation pay, termination pay or indemnification agreements or other similar agreements of any nature whatsoever (collectively, "Employment Agreements") between either Company Party and any current or former stockholder, officer, director, employee or Affiliate or either Company Party are currently in effect. The Disclosure Schedule also contains a complete list of all Benefit Plans sponsored or maintained by any Company Party or under which any Company Party may be obligated. The Company has delivered to the Buyer (i) accurate and complete copies of all Employment Agreements and all Benefit Plan documents and of any summary plan descriptions, summary annual reports and insurance contracts relating thereto, (ii) accurate and complete detailed summaries of all unwritten Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Benefit Plans for which financial statements or actuarial reports are required or have been prepared and
(iv) accurate and complete copies of all annual reports for all Benefit Plans (for which annual reports are required) prepared within the last two years. Except as specifically disclosed in the Disclosure Schedule, there are no Employment Agreements or any other similar agreements to which either Company Party is a party under which the Merger or Transactions (i) will require any payment by either Company Party or any consent or waiver from any stockholder, officer, director, employee, consultant or other Person or (ii) will result in any change in the nature of any rights of any stockholder, officer, director, employee or agent of either Company Party as a result of the Merger or consummation of the Transactions. Except as specifically disclosed in the Disclosure Schedule, no individual shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Benefit Plan, including the right to receive any "parachute payment," as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a direct result of the Merger or the Transactions.

         (b) Except as described in the Disclosure Schedule, all Benefit Plans conform in all material respects to, and are being administered and operated in material compliance with, the requirements of ERISA, the Code and all other applicable Laws. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the Benefit Plans, that could subject any Company Party to any material penalty or tax imposed under the Code or ERISA.

         (c) Except as set forth in the Disclosure Schedule, any Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and such determination remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption; or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any Benefit Plan.

         (d) Except as set forth in the Disclosure Schedule, no Company Party has a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA).

         (e) There are no pending or, to the knowledge of the Company, threatened claims by or on behalf of any Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Benefit Plans, alleging any breach of fiduciary duty on the part of any Company Party or any of such party's officers, directors or employees under ERISA or any other applicable Laws, or claiming benefit payments other than those made in the ordinary operation of such plans. To the Company's knowledge, the Benefit Plans are not the subject of any investigation, audit or action by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC"). Each Company Party has made all required contributions under the Benefit Plans including the payment of any premiums payable to the PBGC and other insurance premiums.

         (f) With respect to any Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a "Welfare Plan"),
(i) each Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any Benefit Plan that is a group health plan (within the meaning of Section 498OB(g)(2) of the Code) complies, and in each and every case has complied, with all of the material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act, (iv) all Welfare Plans may be amended or terminated at any time on or after the Closing Date, and (v) no such plan provides benefits to retirees or the former employees of either Company Party or the dependents of any of the foregoing.

    3.18 PATENTS, TRADEMARKS. ETC. The Disclosure Schedule sets forth a complete and correct list of each patent, patent application and docketed invention, and all items which either Company Party claims as a trademark, trade name or copyright, and all trade name registrations or applications, copyright registrations or application for copyright registration, and each license or licensing agreement for any of the foregoing to which either Company Party is a party or by which either is bound. To the Company's knowledge, no Company Party infringes upon or unlawfully or wrongfully uses any Intellectual Property owned or claimed by another Person. Each Company Party either owns the entire right, title and interest in, to and under, or has a valid license to use, any and all Intellectual Property which is material to the conduct of the Business in the manner that the Business is conducted.

    3.19 ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date, the Company Parties have conducted the Business in the ordinary course, and except as described on the Disclosure Schedule, there has not been with respect to any Company Party:

              (a) any material adverse change in its Business, Liabilities, consolidated results of operations or consolidated financial condition;

              (b) any distribution or payment declared or made in respect of its capital stock by way of dividends, purchase or redemption of shares or otherwise;

              (c) any increase in the compensation payable or to become payable to any director, officer, employee or agent, except for merit and seniority increases for non-officer employees made in the ordinary course of business, nor any other change in any employment or consulting arrangement;

              (d) any sale, assignment or transfer of Assets, or any additions to or transactions involving any Assets, other than those made in the ordinary course of business;

              (e) other than in the ordinary course of business, any waiver or release of any claim or right or cancellation of any debt held;

              (f) any material change by either Company Party in its accounting principles, methods or practices or the manner in which it keeps its books and records or any material change by either Company Party of its current general practices with regard to sales, receivables, payables or accrued expenses.

              (g) any Material Contract entered into by either Company Party, or any waiver, amendment, termination or cancellation of any Material Contract by either Company Party or any relinquishment of any rights thereunder by either Company Party, other than, in each such case, actions taken in the ordinary course of business consistent with past practice; or

              (h) any loan to or guarantee or assumption of any loan or obligation on behalf of any director, officer, stockholder or employee or either Company Party, except for travel advances occurring in the ordinary course of business.

    3.20 CORPORATE RECORDS. The minute books of the Company contain accurate, complete and current copies of all Charter Documents and of all minutes of meetings, resolutions and other proceedings of its Board of Directors and stockholders. The stock record books of the Company are also complete, correct and current.

    3.21 FINDER'S FEES. Except for Schroder Wertheim, the arrangements with which have been disclosed to the Buyer in writing, no Person is or will be entitled to any commission, finder's or other payment in connection with the Transactions based on arrangements made by or on behalf of either Company Party.

4.  REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES.

    The Buyer and the Acquisition Company, jointly and severally, represent and warrant to the Company as follows, and all such representations and warranties shall be true and correct at and as of the Closing Date as though then made:

    4.1 CORPORATE. Each Buyer Party is a corporation duly organized, validly existing and in good standing under which it was incorporated.

    4.2 AUTHORIZATION. Each Buyer Party has the requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it. Such execution, delivery and performance by each Buyer Party have been duly authorized by all necessary corporate action, including any stockholder approval that may be required under applicable Law. Each Transaction Document executed and delivered by any Buyer Party of the date hereof has been duly executed and delivered by such Buyer Party and constitutes a valid and binding obligation of such Buyer Party, enforceable against such Buyer Party in accordance with its terms. Any Transaction Document executed and delivered by any Buyer Party after the date hereof will be duly executed and delivered by such Buyer Party and will constitute a valid and binding obligation of such Buyer Party, enforceable against such Buyer Party in accordance with its terms.

    4.3 VALIDITY OF CONTEMPLATED TRANSACTIONS. Except for HSR Compliance, neither the execution and delivery by any Buyer Party of the Transaction Documents to which it is or will be a party, nor the performance of the Transactions to be performed by any Buyer Party, will require any filing, consent or approval under or constitute a Default under (a) any Law or Court Order to which any Buyer Party is subject, (b) the Charter Documents or Bylaws of any Buyer Party or (c) any material Contract or other material document to which any Buyer Party is a party.

    4.4 AVAILABLE FUNDS. The Buyer Parties have provided the Company with a true, correct and complete copy of a commitment letter from a financial institution regarding the Buyer Parties' "bridge" financing for the Transactions (the "Bridge Financing").

    4.5 FINDER'S FEES. No Person is or will be entitled to any commission, finder's or other payment from any Seller Party in connection with the Transactions based on arrangements made by or on behalf of any Buyer Party.

5.  COVENANTS OF THE COMPANY.

    5.1 CLOSING CONDITIONS. At and prior to the Closing, the Company shall use commercially reasonable efforts to fulfill the conditions specified in Section 7 to the extent that the fulfillment of such conditions is within its control, except that the Company shall not be required to pay or expend any material amount of funds that may be necessary to correct any Default under its representations and warranties or to fulfill any of such conditions. The foregoing obligation includes refraining from any actions that would cause the Company's representations and warranties to be inaccurate in any material respect as of the Closing, executing and delivering the agreements and other documents referred to in Section 7 and using commercially reasonable efforts to prepare all necessary documentation. The Company shall give the Buyer prompt written notice of any event or development that occurs or fails to occur (and that is known to the Company) that gives the Company reason to believe that the conditions set forth in Section 7 will not be satisfied prior to the Termination Date.

    5.2 CONDUCT OF THE BUSINESS. Except as otherwise expressly provided in this Agreement, during the period from the date hereof to the Effective Time, neither Company Party will conduct its operations otherwise than in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, neither Company Party will, without the prior written consent of the
Buyer:

         (a)  amend or propose to amend its Charter Documents or Bylaws;

         (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including any stock options or stock appreciation rights), except as required by the Options that are outstanding and in effect as of the date hereof, or amend any of the terms of any such securities or agreements that are outstanding as of the date hereof;

         (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock except for the payment of dividends in accordance with past practice, or redeem or otherwise acquire any of its securities or any securities of its subsidiaries;

         (d) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business and in amounts not material to the Company and the Subsidiary taken as a whole; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice and in amounts not material to the Company and the Subsidiary, taken as a whole, (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than loans or advances to employees in the ordinary course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (iv) pledge or otherwise encumber shares of capital stock of the Company or the Subsidiary; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Encumbrance thereupon;

         (e) except as may be required by applicable Law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or (except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, and as required under existing agreements or in the ordinary course of business generally consistent with past practice) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock appreciation rights);

         (f) acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets that in the aggregate are material to the Company and the Subsidiary taken as a whole, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice which would be material to the Company and its subsidiaries taken as a whole;

         (g) except as may be required as a result of a change in Law or in GAAP, change in any material respect any of the accounting principles or practices used by it;

         (h) revalue in any material respect any of its Assets, including writing down the value of inventory or writing-off notes or accounts receivables other than in the ordinary course of business;

         (i) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any Material Contract other than in the ordinary course of business consistent with past practice;
(iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $500,000 or, in the aggregate, are in excess of $1,000,000; provided that none of the foregoing shall limit any capital expenditure already included in the Company's 1996 capital expenditure budget previously provided to the Buyer; or (iv) enter into or amend any Contract providing for the taking of any action that would be prohibited hereunder;

         (j) make any Tax election or settle or compromise any income tax liability material to the Company Parties taken as a whole;

         (k) pay, discharge or satisfy Liabilities, other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in, or identified by specific reference in, the Financial Statements (or the notes thereto) or incurred in the ordinary course of business consistent with past practice;

         (l) settle or compromise any pending or threatened suit, action or claim relating to the Transactions; or

         (m) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through 5.2(l) or any action that would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect as of the date when made or would result in any of the conditions set forth in Section 7 not being satisfied.

Nothing contained in this Agreement shall give the Buyer Parties, directly or indirectly, the right to control or direct any Company Party's operations prior to the Effective Time. Prior to the Effective Time, each Company Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

    5.3 ACCESS TO INFORMATION. The Company shall, and shall cause the Subsidiary to, give the Buyer and its representatives (including the Buyer's accountants, counsel and employees), upon reasonable notice and during normal business hours, full access to the properties, contracts, books, records and affairs of the Company and the Subsidiary. The Company shall cause its officers and employees, and the officers and employees of the Subsidiary, to furnish to the Buyer all documents, records and information (and copies thereof) as the Buyer may reasonably request; it being understood that (a) the Company, in its sole discretion may deny or restrict any access (i) involving possible breaches of applicable confidentiality agreements with third parties, or possible waivers of any applicable attorney-client privileges or (ii) if any Buyer Party is in material breach of this Agreement, (b) such investigations shall not under any circumstances interfere with the Company's or the Subsidiary's operations, activities or employees, and (c) such investigations shall not be of a nature that in the opinion of the Company may violate applicable antitrust or similar laws. If this Agreement is terminated pursuant to Section 9.1, (x) the Buyer Parties shall, and shall cause their representatives to, keep confidential any Confidential Information obtained from any Company Party (except as may be specifically (and only to the extent) required to be disclosed by applicable Law or administrative or legal process or pursuant to any securities exchange rules), it being understood that the Buyer Parties will notify the Company in writing prior to any proposed disclosure of such Confidential Information in order to enable the Company to seek an appropriate protective order; and (y) the Buyer Parties shall return to the Company Parties all documents (and reproductions thereof) supplied to any Buyer Party by any Company Party. The foregoing covenants relating to confidentiality are in addition to those included in the Prior Confidentiality Agreement.

    5.4 NO SOLICITATION. From and after the date hereof, the Company, without the prior written consent of the Buyer, will not, and will not authorize any of the Company Representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal (defined below) from any Person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal or make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that notwithstanding any other provision hereof, the Company may (a) at any time prior to the time the Company's stockholders shall have voted to approve this Agreement, engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the Company or any Company Representative after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning the Company, the Business or the Assets if, and only to the extent that, (i)(x) the third party has first made an Acquisition Proposal in writing that is financially superior to the Transactions and has demonstrated that the funds necessary for the Acquisition Proposal are reasonably likely to be available (as determined in good faith in each case by the Company's Board of Directors after consultation with its financial advisors) and (y) the Company's Board of Directors shall conclude in good faith, after considering applicable provisions of state law, on the basis of written advice of outside counsel, that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and (ii) prior to furnishing such information to or entering into discussions or negotiations with such Person, the Company (x) provides prompt notice to the Buyer to the effect that it is furnishing information to or entering into discussions or negotiations with such Person and (y) receives from such Person an executed confidentiality agreement in reasonably customary form on terms not in the aggregate materially more favorable to such Person than the terms contained in
Section 5.3 and the Prior Confidentiality Agreement; (b) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, or
(c) provided the Company terminates this Agreement pursuant to Section 9.1(h), accept an Acquisition Proposal from a third party. The Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by the Company or any Company Representatives with respect to the foregoing. The Company shall not release any third party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another Person who has made, or who may reasonably be considered likely to make, an Acquisition Proposal, unless its Board of Directors shall conclude in good faith, after considering applicable provisions of state law, on the basis of oral or written advice of outside counsel, that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties. The Company shall notify the Buyer orally and in writing of any such inquiries, offers or proposals (including the terms and conditions of any such proposal, the identity of the Person making it and a copy of any written Acquisition Proposal), within 24 hours of the receipt thereof, shall keep the Buyer informed of the status and details of any such inquiry, offer or proposal, and shall give the Buyer five days' advance notice of any agreement to be entered into with, or any information to be supplied to, any Person making such inquiry, offer or proposal. This Section 5.4, however, shall not require the Company to identify any Person to whom it furnishes information or enters into discussion or negotiations nor any Person who makes any such inquiries, offers or proposals to the extent that identifying any such Person would violate the terms of a confidentiality agreement with such Person that was entered into prior to the date hereof. As used herein, "Acquisition Proposal" shall mean a proposal or offer (other than by a Buyer Party) for a tender or exchange offer, merger, consolidation or other business combination involving any Company Party or any proposal to acquire in any manner a substantial equity interest in, or all or any substantial part of the Assets of, any Company Party.

    5.5 ADDITIONAL AGREEMENTS. The Company will comply in all material respects with all applicable Laws in connection with its execution, delivery and performance of this Agreement and the Transactions. The Company shall use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals required under any Laws and to effect all necessary registrations and filings under any Laws, and to use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions. Without limiting the generality of the foregoing, the Company shall promptly prepare and file a premerger notification in accordance with the HSR Act, shall promptly comply with any requests for additional information, and shall use commercially reasonable efforts to obtain termination of the waiting period thereunder as promptly as practicable.

    5.6 SUBSIDIARY PREFERRED STOCK. The Company shall cause the Subsidiary to redeem on or before the Closing Date all of the issued and outstanding Subsidiary Preferred Stock in accordance with the terms thereof as in effect on the date of this Agreement.

6.  COVENANTS OF THE BUYER PARTIES.

    6.1 CLOSING CONDITIONS. At and prior to the Closing, each Buyer Party shall use commercially reasonable efforts to fulfill the conditions specified in
Section 8 to the extent that the fulfillment of such conditions is within its control, except that no Buyer Party shall be required to pay or expend any material amount of funds that may be necessary to correct any Default under its representations and warranties or to fulfill any of such conditions. The foregoing obligation includes refraining from any actions that would cause any Buyer Party's representations and warranties to be inaccurate in any material respect as of the Closing, executing and delivering the agreements and other documents referred to in Section 8 and using commercially reasonable efforts to prepare all necessary documentation. The Buyer shall give the Company prompt written notice of any event or development that occurs or fails to occur (and that is known to any Buyer Party) that gives the Buyer reason to believe that the conditions set forth in Section S will not be satisfied prior to the Termination Date.

    6.2 BUYER FINANCING. The Buying Parties shall use commercially reasonable efforts to obtain the Buyer Financing and shall notify the Company promptly of any event or circumstances that give any Buyer Party a reason to believe that the Buyer Financing may not be available.

    6.3  INDEMNIFICATION, DIRECTORS' AND OFFICERS' INSURANCE.

         (a) For a period of six years after the Effective Time, the Buyer shall cause the Surviving Corporation to (i) maintain in effect the current provisions regarding indemnification of officers and directors contained in the Charter Documents and Bylaws of each Company Party and any directors, officers or employees indemnification agreements of any Company Party, and (ii) indemnify the directors and officers of any Company Party to the fullest extent to which any Company Party are permitted to indemnify such officers and directors under their respective Charter Documents and Bylaws and applicable Law. The Buyer hereby unconditionally and irrevocably guarantees for the benefit of such directors, officers and employees the obligations of each Company Party under the foregoing indemnification arrangements.

         (b) For a period of four years after the Effective Time, the Buyer shall cause the Surviving Corporation to maintain in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by any Company Party (provided that the Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate. no less advantageous to the insured in any material respect) with respect to claims arising from facts or events which occurred on or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 200% of the current annual premiums paid by the Company (the "Premium Amount") to maintain or procure insurance coverage pursuant hereto, and further provided that if the Surviving Corporation is unable to obtain the insurance called for by this Section 6.3(b), the Surviving Corporation will obtain as much comparable insurance as is available for the Premium Amount per year.

    6.4 BENEFIT PLANS. The Buyer will maintain, or cause the Surviving Corporation to maintain, for a period of one year after the Effective Time, Benefit Plans covering employees of any Company Parties that are no less favorable, in the aggregate, to the employees covered by such plans than the Benefit Plans of any Company Party in effect immediately prior to the

Effective Time; provided, however, that the foregoing obligation shall not apply to any Benefit Plans that provide for the issuance of stock or stock options of any Company Party.

    6.5 ADDITIONAL AGREEMENTS. Each Buyer Party will comply in all material respects with all applicable Laws in connection with its execution, delivery and performance of this Agreement and the Transactions. Each Buyer Party shall use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals required under any Laws and to effect all necessary registrations and filings under any Laws, and to use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions. Without limiting the generality of the foregoing, the Buyer shall promptly prepare and file a premerger notification in accordance with the HSR Act, shall promptly comply with any requests for additional information, and shall use commercially reasonable efforts to obtain termination of the waiting period thereunder as promptly as practicable.

7.  CONDITIONS PRECEDENT TO THE BUYER PARTIES' OBLIGATIONS.

    All obligations of the Buyer and the Acquisition Company to be performed on the Closing Date shall be subject to the satisfaction (or waiver by the Buyer or the Acquisition Company), prior thereto, of the following conditions:

    7.1 REPRESENTATIONS TRUE AT CLOSING. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, on and as of the date of this Agreement and on and as of the Effective Time as if made on and as of such date except for (a) such inaccuracies or breaches of warranty as to which the Buyer had actual knowledge on or prior to the date hereof and (b) such inaccuracies or breaches of warranty as would not, individually or in the aggregate, have a Material Adverse Effect.

    7.2 PERFORMANCE OF COVENANTS. The Company shall have performed, in all material respects, all covenants and agreements that are to be performed by it under this Agreement on or prior to the Closing Date except for any breaches thereof that do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

    7.3 LITIGATION AFFECTING CLOSING. No Court Order shall have been issued or entered that prohibits consummation of the Merger.

    7.4 REGULATORY COMPLIANCE AND APPROVALS. All applicable waiting periods under the HSR Act shall have expired or early termination thereof shall have been granted with respect to the consummation of the Merger, and all governmental consents and approvals legally required for the consummation of the Merger and the Transactions contemplated hereby shall have been obtained and be in effect at the Effective Time on terms and conditions that would not have a material adverse effect on the Surviving Corporation.

    7.5 CERTIFICATES. The Company shall have delivered a certificate of an executive officer of the Company to the effect that the conditions set in Sections 7.1 and 7.2 have been satisfied.

    7.6 OPINION OF COUNSEL TO THE COMPANY. Morgan, Lewis & Bockius LLP, counsel to the Company, shall have delivered to the Buyer their opinion, dated the Closing Date, with respect to those matters reasonably requested by the Buyer.

    7.7 STOCKHOLDER APPROVAL. This Agreement and the Transactions shall have been approved and adopted by the requisite vote of the stockholders of the Company pursuant to the DGCL and holders of not more than 10% of the Shares shall have perfected their dissenter rights under the DGCL prior to the Closing Date.

    7.8 NO REGULATORY ACTION. No action shall have been taken, and no statute, rule or law shall have been enacted, by any state, federal or foreign government or governmental agency which would prevent the consummation of the Merger.

8.  CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS.

    All obligations of the Company to be performed on the Closing Date shall be subject to the satisfaction (or waiver by the Company), prior thereto, of each of the following conditions:

    8.1 REPRESENTATIONS TRUE AT CLOSING. The representations and warranties of the Buyer Parties set forth in this Agreement shall be true and correct in all material respects, on and as of the date of this Agreement and on and as of the Effective Time as if made on and as of such date except for such inaccuracies or breaches of warranty as to which the Company had actual knowledge on or prior to the date hereof.

    8.2 PERFORMANCE OF COVENANTS. The Buyer shall have performed in all material respects all covenants and agreements that are to be performed by it under this Agreement on or prior to the Closing Date.

    8.3 LITIGATION AFFECTING CLOSING. No Court Order shall have been issued or entered that prohibits consummation of the Merger.

    8.4 REGULATORY COMPLIANCE AND APPROVALS. All applicable waiting periods under the HSR Act shall have expired or early termination thereof shall have been granted with respect to the consummation of the Merger.

    8.5 CERTIFICATES. The Buyer shall have delivered a certificate of an executive officer of the Buyer to the effect that the conditions set in Sections
8.1 and 8.2 have been satisfied.

    8.6 APPROVAL OF MERGER. The Merger shall have been approved by the stockholders of the Company in accordance with the DGCL.

    8.7 OPINION OF COUNSEL TO THE BUYER PARTIES. Gibson, Dunn & Crutcher, counsel to the Buyer Parties, shall have delivered to the Company their opinion, dated the Closing Date. with respect to those matters reasonably requested by the Company.

    8.8 STOCKHOLDER APPROVAL. This Agreement and the Transactions shall have been approved and adopted by the requisite vote of the stockholders of the Company pursuant to the DGCL.

    8.9 NO REGULATORY ACTION. No action shall have been taken, and no statute, rule or law shall have been enacted, by any state, federal or foreign government or governmental agency that would prevent the consummation of the Merger.

9.  TERMINATION.

    9.1 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time before the Effective Time, in each case as authorized by the respective Board of Directors of the Company and the Buyer:

         (a)  By mutual written consent of each of the Company and the Buyer;

         (b) By either the Company or the Buyer if the Merger shall not have been consummated on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

         (c) By either the Company or the Buyer if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a Court Order (which Court Order the parties shall use commercially reasonable efforts to lift) that permanently restrains, enjoins or otherwise prohibits the Transactions, and such Court Order shall have become final and nonappealable;

         (d) By the Company or the Buyer if the required approvals of the stockholders of the Company shall fail to have been obtained at a duly held stockholders' meeting of the Company, including any adjournments thereof;

         (e) By the Buyer if the Company shall have breached, or failed to comply with, any of its obligations under this Agreement or any representation or warranty made by the Company shall have been incorrect when made, and such breach, failure or misrepresentation is not cured by the earlier of the Termination Date or 20 days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect;

         (f) By the Company if the Buyer shall have breached, or failed to comply with, in any material respect, any of its obligations under this Agreement or any representation or warranty made by the Buyer shall have been incorrect in any material respect when made, and such breach, failure or misrepresentation is not cured by the earlier of the Termination Date or 20 days after notice thereof; or

         (g) By the Company, prior to the approval of this Agreement by the stock- holders of the Company, upon five days' prior notice to the Buyer, if, as a result of a written Acquisition Proposal received by the Company from a Person other than a party hereto or any of its Affiliates, the Board of Directors of the Company determines in good faith that its fiduciary obligations under applicable Law require that such Acquisition Proposal be accepted; provided, however, that (i) such written Acquisition Proposal was received by the Company without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the Company or any Company Representative in violation of the provisions of Section 5.4 of this Agreement, (ii) such Acquisition Proposal is financially superior to the Transactions and the Person proposing such Acquisition Proposal has demonstrated that the funds necessary for such Acquisition Proposal are reasonably likely to be available (as determined in good faith in each case by the Company's Board of Directors after consultation with its financial advisors), and (iii) the Board of Directors of the Company shall have concluded in good faith, after considering applicable provisions of state law, on the basis of written advice of outside counsel, that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable Law.

    9.2  EFFECT OF TERMINATION.

         (a) If this Agreement is terminated under Section 9.1 hereof, this Agreement shall become void and there shall be no Liability on the part of any of the parties, except as set forth in this Section 9.2 and for any breach of Sections 3.21, 4.5 or 11 or of the confidentiality covenants in Section 5.3.

         (b) If this Agreement is terminated by the Company under Section 9.1(f) as a result of any Buyer Party's breach, the Buyer shall pay to the Company a termination fee in an amount equal to the reasonable out-of-pocket expenses of the Company Parties related to the Transactions, except that in the case of a termination due to a breach existing on the date hereof that was known to exist on the date hereof by any Buyer Party or a termination due to a wilful breach by any Buyer Party or the unavailability of the Buyer Financing, the Buyer shall pay to the Company a termination fee in an amount equal to such expenses plus $2.0 million, in either case, in cash within 10 days after the date on which the Agreement is terminated.

         (c) If this Agreement is terminated by the Company under Section 9.1(g) hereof, the Company shall pay to the Buyer a termination fee in an amount equal to the reasonable out-of-pocket expenses of the Buyer Parties related to the Transactions plus $2.0 million, in cash within 10 days after the date on which the Agreement is terminated. Such out-of-pocket expenses shall include any fees, costs or other expenses related to the Buyer Financing other than the 1% commitment fee with respect to the Bridge Financing to the extent that it relates to financing of amounts greater than $60 million.

         (d) If this Agreement is terminated by the Buyer under Section 9.1(e) as a result of the Company's breach, the Company shall pay to the Buyer a termination fee in amount equal to the reasonable out-of-pocket expenses of the Buyer Parties related to the Transactions. except that in the case of a termination due to a breach existing on the date hereof that was known to exist on the date hereof by either Company Party or a termination due to a wilful breach by any Company Party, the Company shall pay to the Buyer a termination fee in an amount equal to such expenses plus $2.0 million, in either case, in cash within 10 days after the date on which the Agreement is terminated. Such out-of-pocket expenses shall include any fees, costs or other expenses related to the Buyer Financing other than the 1% commitment fee with respect to the Bridge Financing to the extent that it relates to financing of amounts greater than $60 million.

         (e) The agreements contained in Sections 9.2(b), (c) and (d) are an integral part of the Transactions and constitute liquidated damages and not a penalty. If one party fails to promptly pay to the other any fee due under such Sections 9.2(b), (c) or (d), the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the Prime Rate plus 200 basis points from the date such fee was required to be paid.

10. PUBLIC ANNOUNCEMENTS.

    The Buyer and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the Transactions and, except as may be required by applicable law or stock exchange regulations, will not issue any such press release or make any such public statement prior to such consultation.

11. GENERAL.

    11.1 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

    11.2 FURTHER ASSURANCES. The parties hereto shall execute and deliver any and all documents and take such other actions as may be necessary to complete the Transactions.

    11.3 BINDING EFFECT. This Agreement shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement and all rights hereunder may not be assigned by any party hereto without the written consent of the other parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than the Buyer Parties and the Company Parties any rights or remedies of any nature whatsoever.

    11.4 WAIVER OF CONDITIONS. Any party hereto may waive any condition provided in this Agreement for its benefit.

    11.5 EXHIBITS. All of the Exhibits attached to this Agreement and the Disclosure Schedule and any Revised Disclosure Schedule are hereby incorporated herein and made a part hereof.

    11.6 EXPENSES. All costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses.

    11.7 ENTIRE AGREEMENT. This Agreement, the Prior Confidentiality Agreement and the other Transaction Documents contain the entire agreement among the parties hereto, and there are no agreements, representations or warranties which are not set forth in such documents. All prior negotiations, agreements and understandings are superseded hereby. This Agreement may not be amended or revised except by a writing signed by all parties hereto.

    11.8 NOTICES. Any notice, authorization, request or demand required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given on the earlier of the date when received at, or the fifth day after the date when sent by registered or certified mail to, the respective addresses or telecopy numbers specified for the parties below.

         TO THE BUYER:

         Astor Corporation
         8521 Six Forks Road, Suite 105
         Raleigh, North Carolina 27615
         Attention: Boyd D. Wainscott
                        Chairman and Chief Executive Officer
         Telecopy: 919-846-8283
         With a copy to:

         Aurora Capital Partners L.P.
         Suite 1000
         1880 Century Park East
         Los Angeles, California 90067
         Attention: Richard K. Roeder
                        Managing Director
         Telecopy: 310-277-5591

                   and

         Gibson, Dunn & Crutcher
         333 South Grand Avenue
         Los Angeles, California 90071
         Attention: Bruce D. Meyer, Esquire
         Telecopy: 213-229-7520

         TO THE COMPANY:

         Adco Products, Inc.
         4401 Page Avenue
         Michigan Center, MI 49254
         Attention: Charles E. Sax, President
         Telecopy: 517-764-2550

         With a copy to:

         Robert J. Simon
         Bradford Ventures, Ltd.
         1212 Avenue of the Americas
         New York, NY 10036
         Telecopy: 212-764-3467

         and

         Thomas J. Sharbaugh, Esquire
         Morgan, Lewis & Bockius LLP
         2000 One Logan Square
         Philadelphia, PA 19103
         Telecopy: 215-963-5299

    11.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

    11.10 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time except for the representations, warranties and agreements set forth in Sections 2 or 11.

    11.11 AMENDMENT. This Agreement may be amended by the Boards of Directors of the parties hereto at any time prior to the filing of the Certificate of Merger, and any such amendment shall be by a written instrument signed by the parties hereto; provided, however, that this Agreement may only be amended without approval of the stockholders of the Company and the Acquisition Company to the extent permitted by applicable law.

    11.12   INTERPRETATION.

    Unless the context of this Agreement clearly requires otherwise, (a) "or" has the inclusive meaning frequently identified with the phrase "and/or," (b) "including" has the inclusive meaning frequently identified with the phrase "but not limited to" and (c) references to one gender include all genders. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Attest:                                ADCO TECHNOLOGIES INC.



/s/ David J. Fuchs                     By:  /s/ Charles E. Sax
-----------------------------------        -------------------------------


Attest:                                ASTOR CORPORATION



                                       By:
-----------------------------------        -------------------------------


Attest:                                AAC ACQUISITION CORP.



                                       By:
-----------------------------------        -------------------------------
all genders. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

Attest:                                ADCO TECHNOLOGIES INC.



                                       By:
-----------------------------------        -------------------------------


Attest:                                ASTOR CORPORATION



Illegible                              By: /s/ Boyd D. Wainscott
-----------------------------------        -------------------------------


Attest:                                AAC ACQUISITION CORP.



Illegible                              By: /s/ Boyd D. Wainscott
-----------------------------------        -------------------------------

                                 Disclosure Schedule
                           to Agreement and Plan of Merger
                              dated as of July 12, 1996
                          by and between Astor Corporation,
                           AAC Acquisition Corporation and
                       Adco Technologies Inc. (the "Agreement")



    Capitalized terms used but not otherwise defined in the Disclosure Schedule have the meanings ascribed to such terms in the Agreement.

    In no event shall the listing of agreements or other matters in the Disclosure Schedule be deemed or interpreted to broaden or otherwise amplify the Company's representations and warranties or covenants contained in the Agreement, and nothing in the Disclosure Schedule shall influence the construction or interpretation of any of the representations and warranties and covenants contained in the Agreement. The headings contained in the Disclosure Schedule are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Schedule and shall not be taken as an admission by the Company that such disclosure is required to be made under the terms of any at such representations and warranties or covenants.

    All disclosures in the Disclosure Schedule made against representations and warranties in the Agreement are made generally, and any such disclosure contained in any particular section shall be deemed to be Included In any other applicable section. Accordingly, any numbering or references herein to Sections of the Agreement are for convenience only and do not in any way limit, and shall not be regarded as limiting, the disclosure concerning such numbered or referred to Sections.

*  COMPANY PARTIES:

    Adco Technologies Inc. (ATI) incorporated in Delaware.

    Adco Products, Inc. (Adco) incorporated In Michigan.

*  DIRECTORS OF ATI AND ADCO ARE:

    R. J. Simon, Chairman of the Board
    C. E. Sax
    D. P. Kollock
    T. L. Ferguson
    L. R. Miskowski
    S. S. Preston

*  OFFICERS OF ATI ARE:

    R. J. Simon, Chairman of the Board
    C. E. Sax, President
    T. L. Ferguson, Vice President and Treasurer
    D. J. Fuchs, Secretary
    T. J. Sharbaugh, Assistant Secretary

*  OFFICERS OF ADCO ARE:

    R. J. Simon, Chairman of the Board
    C. E. Sax, President and Chief Executive Officer
    P. D. Beery, Executive Vice President
    B. J. Briddell, Vice President, Research & Development
    D. J. Fuchs, Vice President, Chief Financial Officer, Secretary, and
                 Treasurer
    J. R. McCowan, Vice President, Operations
    T. J. Sharbaugh, Assistant Secretary

*  Adco is registered to do business as a foreign corporation in:

    Pennsylvania
    Ohio
    Texas
    New Jersey

The consummation of the Transactions will terminate the indemnification protection that the Company currently has from Nalco Chemical Company except as set forth in Article X of the Agreement and Plan of Merger among Nalco Chemical Company, the Company Parties, and a related company, dated May 14, 1993. This termination could adversely affect claims for indemnification that are noted below in this Disclosure Schedule and could impose dollar limitations on other claims for indemnification also noted below.


                                         S-l

The following is a list of options outstanding:

                                                Exercise          Date of
    Name                      Options             Price           Grant
----------------------------------------------------------------------------
Sax                         48,106                2.08             2/15/95
                            15,000                7.00            12/15/94
                            10,000               7.625             4/25/95
                             5,000                6.75             3/14/96

Beery                       24,053                2.08             2/15/95
                            10,000                7.00            12/15/94
                            10,000               7.625             4/25/95
                             5,000                6.75             3/14/96

Briddell                    24,053                2.08             2/15/95
                            10,000                7.00            12/15/94
                            10,000               7.625             4/25/95
                             5,000                6.75             3/14/96

Fuchs                       24,053                2.08             2/15/95
                            10,000               7.625             4/25/95
                             5,000                6.75             3/14/96

McCowan                     24,053                2.08             2/15/95
                            10,000                7.00            12/15/94
                            10,000               7.625             4/25/95
                             5,000                6.75             3/14/96

Buckhannon                     250                6.75             3/14/96
Bytnar                         375                6.75             3/14/96
Curfman                        250                6.75             3/14/96
Dykstra                        350                6.75             3/14/96
Fisher                         375                6.75             3/14/96
Janitz                         375                6.75             3/14/96
Kapuga                         375                6.75             3/14/96
Kurtz, D.                      250                6.75             3/14/96
Kurtz, J.                      250                6.75             3/14/96
Lamb                           375                6.75             3/14/96
Lohman                         350                6.75             3/14/96
Mantek                         350                6.75             3/14/96
O'Connell                      350                6.75             3/14/96
Olgac                          375                6.75             3/14/96
Reel                           350                6.75             3/14/96
                        ----------
Total                      269,318
                        ----------


Ferguson, T.                 4,000                7.00            12/15/94
Kollock, D.                  4,000                7.00            12/15/94
Miskowski, L.                4,000                7.00            12/15/94
Preston, S.                  4,000                7.00            12/15/94
Simon, R.                    4,000                7.00            12/15/94
Parker, H. *                 4,000                7.00            12/15/94
                        ----------
    Total                   24,000
                        ----------
Grand Total                293,318
                        ----------
                        ----------

* ex-director

* As of March 31, 1996, the following were contingent liabilities of the
  Company:

    1. H.E.R. OF TUPELO VS. INTERNATIONAL E.P.D.M.

    Adco has been named as a possible defendant in a lawsuit between the above referenced companies. H.E.R. claims that there were defects in the roofing system installed by International. As Adco is one of three companies that supplied material to International for this job, International is claiming that if the plaintiff proves defective material, then the suppliers are responsible. In addition, International wants to tender defense of International to the three material suppliers. We have received no correspondence since June 4, 1992.

    2. SUNSHINE SUPPLY COMPANY,  INC.

    Adco sold a sealant used in dual glass installation to Sunshine Supply Co. who in turn sold it to A & A Glass Co. A & A Glass alleges that in March, 1990 the seal on one of the "dual units" was going bad due to failure of the Adco material. They submitted a claim of $1,745 to Sunshine for material and labor to replace the unit. Sunshine in turn passed the bill to Adco to pay. We agreed to make the payment if they would sign a release document, which they refused to do. Nothing further has transpired to date. The last correspondence was December 7, 1992.

    3. FRONTIER CHEMICAL SUPERFUND SITE

    Adco has been notified that some of our material has been deposited in a former waste processing/management facility in Niagara Falls, New York, which has been named as a Superfund site by the EPA. We have small amounts of our material there in drums (one 55 gl. and one 30 gl. drum) and some liquids in storage tanks. Adco has been included in a de minimis settlement with the EPA regarding the storage tank clean-up.
    Our cost for the de minimis clean-up of the storage tank was approximately $4,000. We are responsible for the actual costs of disposing of the material in the drums. The projected cost of the drum disposal to-date is approximately $4,500, which has already been paid.

    4. JACKSON DROP FORGE SITE,  JACKSON, MI

    Adco has been notified by the U.S. EPA of possible environmental contaminants at the above mentioned site. There apparently is some asphaltic material at the site from the owners of our facility prior to Adco's start-up in 1971. In July 1994 Adco notified the EPA that we have no recollection, and our records do not indicate, that Adco ever sent any material of any kind to the mentioned site. We have not since received a reply from the EPA. Clean-up work is well underway at the site, and other companies have been contributing to the cost of the clean-up. Butzel, Long is representing Adco in this manner. Nalco has been notified of a possible claim for indemnification as a result of this matter.

    5. ADCO NAMED AS A SITE OF ENVIRONMENTAL CONTAMINATION

    Adco has been notified by the Michigan Department of Natural Resources that our site has been named as a site of environmental contamination. Adco has in turn notified Nalco of a possible claim for indemnification as a result of this matter. We are currently working with McNamee, Porter and Seeley to determine the source and extent of the contamination. The legal firm of Butzel, Long is assisting Adco in its negotiations with the DNR regarding the work which will be required, if any, at the site, as well as whether Adco will receive any state moneys towards the clean-up.


    6. RAGLE AND COMPANY VS INTERNATIONAL EPDM

    In July, 1995 Adco was been named as a third-party defendant in a claim brought by John Ragle, John Ragle and Ragle and Company, Inc. against International EPDM regarding a faulty roof installed by International on which there were some Adco products. We have notified our insurance carrier of the third-party complaint. The insurance carrier will coordinate legal defense. Nothing further has transpired since the initial complaint.

    7. INSULFOAM ROOF CLAIM

    In January, 1994 Adco was notified by attorneys representing InsulFoam that Adco seam tape use on their roof was failing and requested payment of approximately $30,000 to repair the roof. Adco responded that we had inspected the roof and found the tapes were not failing. Adco has not received any further correspondence from InsulFoam or their legal counsel.

    8. HOMOSSASSA SPRINGS POST OFFICE VS. INTERNATIONAL EPDM

    In February, 1993, Adco was notified by International EPDM that a white EPDM roof installed by International on a U.S. Post Office was failing. After examination of the roof it was determined that the white EPDM roofing sheets manufactured by Colonial were deteriorating. International has asked both Adco and Colonial Rubber Works to pay for the repair of the roof. It is Adco's belief that the failure of the white EPDM roofing sheets was the cause of the roofing failure. Nalco has been notified of a potential claim for indemnification for this matter. Morgan, Lewis is representing Adco in this matter.

    9. JUDE PROPERTY

    Drums from Adco were buried by Mr. Jude in a sandstone quarry on Napoleon, Michigan property. The company is not aware of any claim regarding this property, and no public disclosure has been made regarding this matter.

    10. INTERNATIONAL EPDM CLAIM FOR CREDITS

    Since approximately 1993 International has been sending Adco credit memos for repair and warranty work for claims they allege have incurred for repairing roofs they have installed over the years using Adco tapes. Adco has occasionally paid some claims and made some repairs on certain roofs installed by International. On credits submitted by International which were rejected by Adco for payment, International has accumulated the credits and invoices Adco monthly for these claims. Adco has not made any payments on any credits included in the invoice because it believes Adco material was not at fault and that the roofs leak for various other reasons, such as installation problems or deteriorating EPDM sheet. Also has notified Nalco of a potential claim for indemnification in this matter, and is being represented by Morgan, Lewis & Bockius.

    11. ABARCA, ALONZO ET AL VS. ADCO PRODUCTS, INC. ET AL

    Adco has been named as a defendant, along with 92 other companies (such as 3M, Dow, HB Fuller, Occidental, DuPont etc.) by a group of defendants in Texas. The suit involves alleged serious injuries, death, property and other damages to the Plaintiffs or their decedents, arising out of the ingestion, breathing, inhalation and other exposures to solvent products that were manufactured, formulated, marketed, sold and/or distributed in Nueces County, Texas. The plaintiffs allege that they were exposed to these chemicals in the course of their work at the Corpus Christi Army Depot and elsewhere in Nueces County, Texas where they were disassembling, cleaning, maintaining, overhauling and storing aircraft and other equipment. The Adco product involved appears to be black lap sealant. The plaintiffs are suing for $500 million. We are working with Morgan, Lewis and our insurance company.

    12. PANNELL V. ADCO PRODUCTS, INC.

    Adco has been named as a defendant where an installer of windshields claims to have received an injury to his eye when a tube of Adco FC-2000 SS urethane adhesive "exploded" while he was installing a windshield. Mr. Pannell is seeking damages for the injury and impairment to his eye, medical expenses paid and yet to be paid, pain and suffering from the injury and any wages lost as a result of the claimed injury. Our insurance company has been notified of the claim and is representing us in this matter. This falls under the product liability coverage of our insurance with a $50,000 deductible.

    13. AMERICAN MARBLE

    American Marble is a contractor that bought Adco AL-800 from Sunshine Supply Company, which is an Adco distributor of the product. American Marble used this product as an adhesive for marble countertops and backsplashes installed in residential homes. The product caused staining on the marble, and American Marble is seeking damages. Adco AL-800 was not manufactured for, nor was it ever recommended to be used for, a marble adhesive. The intended use of the product is as a sealant. The insurance company has been put on notice and has hired a legal defense counsel.

    14. POTENTIAL LABOR RELATED CLAIMS

    The Company is aware of potential labor related claims regarding the following employees:

         a. Anthony Jackson
         b. Thomas Acker
         c. Delores Morano

* The 1995 state and federal tax return filing deadlines have been extended to September 30, 1996. This has been prior company practice and is in the ordinary course of business.

* Adco has filed for a potential refund of Michigan single business taxes paid going back to 1991 under a ruling call "Guardian". If the state rules favorably, Adco could receive a refund of up to approximately $80,000.
    The company has entered into a tax sharing agreement with Nalco Chemical Company dated January 31, 1994 regarding this refund.

* A legal description of the company's real property is attached hereto as Appendix 1.

* The Company is a party to the following contracts which may limit or restrain the company from competing or selling its products to certain markets:

    1. A licensing contract with Vaber that gives Vaber exclusive rights to manufacture, use and sell Adco products IGS-1 and IGS-3 in Italy.

    2. An export agreement with R. Robb which gives R. Robb exclusive rights to export certain of Adco's products to certain countries. Notice of termination has been given so that the agreement will terminate November 1, 1996.

* Estimate of expense to be incurred are as follows:

         Schroder Wertheim & Co.:
                   fees                     $825,000
                   cost reimbursement         35,000
                   legal fees                 10,000
                                            --------
                                            $870,000

         Morgan, Lewis & Bockius            $150,000

         Ernst & Young                       $10,000

         Printing and mailing                $15,000

         SEC filing fee                      $12,000


* The Company is a party to the following labor grievances:

         1. A grievance dated June 6, 1996 regarding responsibility and duties of maintenance employees assigned to the extruding, mixing and urethane departments.

         2. A grievance dated April 24, 1996 related to unpaid leave and the Family and Medical Leave Act.

* The following is a list of all employment agreements:

         1. The Company has Change in Control Agreements, dated February 13, 1996 with the following individuals:

              a. P.D. Beery
              b. B.J. Briddell
              c. D.J. Fuchs
              d. J.R. McCowan

         2. The Company has an employment agreement with P.D. Beery dated May 14, 1993.

    * The Company has a deferred pension payment agreement with B.J. Briddell dated November 30, 1993.

    * The Company has a deferred compensation agreement with C.E. Sax

    * The following is a list of all Company benefit plans:

         1. Adco Products, Inc. Union Employees Pension Plan

         2. Adco Products, Inc. Retirement Savings Plan

         3. Adco Products, Inc. Union Employees Retirement Savings Plan

         4. Medical Benefits (Physicians Health Plan)

         5. Long-Term Disability

         6. Short-Term Disability

         7. Accidental Death & Dismemberment

         8. Life Insurance Plan

         9. Flexible Spending Plan

         10. Dental Plan

         11. 1993 Stock Option Plan

         12. 1994 Stock Option Plan

         13. 1994 Non-Employee Director Stock Option Plan.

    * The Company is delinquent in filing Form 990 with the IRS in regards to the companies medical plan for the year ended December 31, 1993.

    * Attached as Appendix 2 is a list of all Company patents.

    * Since the balance sheet date, the Company has entered into a contract with Exxon Chemical Company to purchase 2 million pounds of butyl rubber.

                                      Appendix 1

A. LEGAL DESCRIPTION

Commencing at the North 1/2 corner of Section 8, Town 3 South, Range 1 East, Leoni Township, Jackson County, Michigan, thence along the North and South 1/2 line of said Section. South 0DEG.25' East 249.85 feet for a place of beginning, thence along the South line of the Michigan Central Railroad right-of-way, South 86DEG.03' East 1462.50 feet, thence due South 1008.02 feet, thence North 88DEG.51' West 1451.31 feet, thence along the North and South 1/4 line of said Section. North 0DEG.25' West 1079.77 feet to the place of beginning, being a part of the Northeast 1/2 of Section 8, Town 3 South, Range 1 East.

Together with an easement for ingress and egress over the following described property:

Land described as commencing at the South 1/2 corner of Section 5, Town 3 South, Range 1 East, Jackson County, Michigan, thence along the South line of said Section 5, South 89DEG.09' East 737.97 feet, thence North 1DEG.35' East
556.12 feet to the center line of Page Avenue to the place of beginning of this description, thence South 1DEG.35' West 745.18 feet to the North line of Michigan Central Railroad right-of-way; thence South 86DEG.03' East 50 feet, thence North 1DEG.35' East parallel with the first described course to the centerline of Page Avenue, thence Northwesterly along the centerline of Page Avenue to the place of the beginning.

ALSO

Legal Description of Alternate Easement of Ingress and Egress:

Being a part of the North 1/2 of the Northeast 1/2 of Section 8, Town 3 South, Range 1 East, Leoni Township, Jackson County, Michigan. More particularly described as:

Beginning at a point distant, on the South right-of-way line of the Con-rail Railroad, South 00DEG.04'18" West 249.63 feet and South 85DEG.38'14" East 1463.61 feet from the North 1/2 Post of said section; thence South 85DEG.38'14" East, along said railroad right-of-way, 885.58 feet; South 38DEG.36'30" East 97.86 feet; South 88DEG.44'59" East, parallel with the North line of the Northeast 1/2 210.03 feet to the East line of the Northeast 1/2 (said point being 452.32 feet South of the Northeast Corner of the Northeast 1/2); South 00DEG.16'49" West, along the East line of the Northeast 1/2 20.00 feet; North 88DEG.44'59" West, parallel with the North line of the Northeast 1/2, 217.46 feet; North 38DEG.36'30" West 98.34 feet; North 85DEG.38'14" West, parallel with the South right-of-way line of the Con-rail Railroad, 877.82 feet; North 00DEG.16'49" East, parallel with the East line of the Northeast 1/2 20.05 feet to a 1 inch pipe at the point of beginning.

Beginning at the Northeast corner of Section 8, thence South 00DEG.16'49" West 445.97 feet to a point for the place of beginning of this description, thence continuing South 00DEG.16'49" West 26 feet, thence North 89DEG.43'11" West 300 feet, thence South 00DEG.16'49" West 74.80 feet, thence North 89DEG.43'11" West (N89DEG.52'20" W Record) 227.92 feet, thence South 00DEG.16'49" West 319.30 feet, thence North 88DEG.44'59" West 626.93 feet, thence North 00DEG.16'49" East 545.90 feet to the South line of the Michigan Central Railroad right-of-way, thence South 85DEG.38'14" East (S84DEG.45' E Record) 957.20 feet, thence South 89DEG.43'11" East 200 feet to the place of beginning being a part of Section 8, Town 3 South, Range 1 East.

                                      Appendix 1

                                     [PLOT PLAN]

                                      Appendix 2

                                  World Wide Patents
Listing at 11-28-94

ARGENTINA               Room Temperature Based Adhesion Composition and Method
# 316482

AUSTRALIA               A One Component Sealant Composition

AUSTRALIA               Polyurethane based adhesion composition and method
77329/91

CANADA                  Primerless Windshield Sealant Composition & Method
Application # 2010821-5

CANADA                  Fast-Cure polyurethane Sealant Composition containing
Patent # 1 330 846      Titanium Ester Accelerations

CANADA                  Fast-Cure polyurethane Sealant Composition containing
Patent # 608781-7       silyl-substituted piperazine accelerators

EUROPE                  Fast-cure polyurethane sealant composition containing
# 89117261.1            silyl-substituted guanidine accelerators

    Designated to:      Austria, Belgium, Switzerland, Germany, Spain, France,
                        Great Britain, Greece, Italy, Lichtenstein,
                        Luxembourg, Netherlands, Sweden

EUROPE                  Fast-cure polyurethane sealant composition
# 89113489.2            containing silyl-substituted piperazine accelerators

    Designated to:      Austria, Belgium, Switzerland, Germany, Spain, France,
                        Great Britain, Greece, Italy, Lichtenstein,
                        Luxembourg, Netherlands, Sweden

EUROPE                  Fast-cure polyurethane sealant composition
# 89113307.6            titanium ester accelerators

    Designated to:      Austria, Belgium, Switzerland, Germany, Spain, France,
                        Great Britain, Greece, Italy, Lichtenstein,
                        Luxembourg, Netherlands, Sweden

EUROPE                  Polymerization of acrylic ester pressure-sensitive
# 90121058.3            adhesive compositions

    Designated to:      Belgium, Germany, France, Great Britain, Italy, Sweden

EUROPE                  Room temperature moisture-curable primerless
#90106048.3             polyurethane-based adhesive composition and method

    Designated to:      Belgium, Germany, France, Great Britain, Spain, Italy,
                        Netherlands, Sweden

                                      Appendix 2

                                  U.S. ADCO PATENTS
LIST AT 11-28-94

    Title                              Patent         Date of      Inventor
                                       Number         Patent       Assignee
Tire Tread Adhesives                   4,497,927      2-5-85       Wun T. Tai,
                                                                   K. Phillips
                                                                   Nalco/Assign

Sealant Primer Composition Method      4,882,003      11-21-89     B. Bugg,
                                                                   G. Martin,
                                                                   D. Oberg,
                                                                   A. Ticu
                                                                   BASF/Assign

Fast-Cure Polyurethane Sealant
Composition containing Titanium
Ester Accelerators                     4,889,903      12-26-89     J. Baghdachi
                                                                   BASF/Assign

Fast-Cure Polyurethane Sealant
Composition containing silyl-
substituted piperazine accelerators     4,864,426      1-16-90      J. Baghdachi
                                                                   K. Mahoney
                                                                   BASF/Assign

Translucent Pressure-Sensitive
Adhesive Systems                       4,931,347      6-5-90       M. Slovinsky
                                                                   J. Tarizzo
                                                                   Nalco/Assign

Fast-Cure Polyurethane Sealant
Composition containing silyl-
substituted Guanidine accelerators     4,954,598      9-4-90       J. Baghdachi
                                                                   K. Mahoney
                                                                   BASF/Assign

Ultraviolet Radiation
Photopolymerization of acrylic
ester pressure sensitive
adhesive formulation                   4,968,558      11-6-90      D. Fisher
                                                                   B. Briddell
                                                                   Nalco/Assign

Caulking Gun Nozzle                    5,000,361      3-19-91      B. Briddell
                                                                   P. Beery
                                                                   Adco/Assign

Fast-cure polyurethane sealant
composition containing silyl-
substituted guanidine accelerators      5,097,053      3-17-92      J. Baghdachi
                                                                   K. Mahoney
                                                                   BASF/Assign

                                      Appendix 2

Page 2 - U.S. patents at 11-28-94




Room temperature moisture -curable
primerless polyurethane based
adhesive composition and method        5,147,927      9-15-92      J. Baghdachi
                                                                   K. Mahoney
                                                                   G. Martin
                                                                   BASF/Assign

Ultraviolet Radiation
Photopolymerization of Acrylic
Ester pressure sensitive adhesive
formulation                            5,183,833      2-2-93       D. Fisher
                                                                   B. Briddell
                                                                   Adco/Assign

Polymer Adhesive Composition           5,225,512      7-6-93       J. Baghdachi
                                                                   K. Mahoney
                                                                   BASF/Assign

Solvent-Based Adhesive composition
for roofing membranes                  5,234,987      8-10-93      M. Hubbard
                                                                   B. Briddell
                                                                   D. Fisher
                                                                   Adco/Assign

Adhesive Composition and Method
of providing water-tight joints
in single-ply roofing membranes        5,242,727      9-7-93       B. Briddell
                                                                   M. Hubbard
                                                                   Adco/Assign

Polyurethane based adhesion
composition and method                 5,272,224      12-21-93     J. Baghdachi
                                                                   K. Mahoney
                                                                   Adco/Assign

Fortified Pressure Sensitive Adhesive  5,354,600      10-11-94     D. Fisher
                                                                   B. Briddell
                                                                   S. Eder
                                                                   Adco/Assign

Polyurethane Black Copolymer           5,368,943      11-29-94     Jamil Baehdacki
                                                                   Chery Van Valkenberg

Pressure Sensitive Adhesive Systems
with Filler                            5,385,772      1-31-95      M. Slovinsky
                                                                   J. Tarizzo
                                                                   D. Fisher
                                                                   B. Briddell

Pressure Sensitive Adhesive System
with Filler                            5,527,595      6-18-96      M. Slovinsky
                                                                   J. Tarizzo


Page 2 -  Worldwide Patents at 11-28-94

EUROPE             Polyurethane based adhesion composition and method
#91108380.6
    Designated to: Belgium, Germany, France, Great Britain, Spain, Italy,
                   Netherlands, Sweden

JAPAN              Silane containing polyurethane polymer and adhesive
#US92/06807        composition
Application Numbers:
    273646/89
    202265/89
    212873/89
    084746/90
    155711/91

KOREA
#014671/89         Fast-cure polyurethane sealant composition containing silyl-
                   substituted guanidine accelerators

#11089/89          Fast-cure polyurethane sealant compositions containing
                   titanium ester accelerators

#11892/89          Fast-cure polyurethane sealant compositions containing
                   silyl-substituted piperazine accelerators

#4245/90 Room temperature, moisture-curable, primerless, polyurethane based adhesive composition and method.

    /91            Polyurethane based adhesion composition and method

MEXICO
#182404            No description listed

NEW ZEALAND        Room-temperature, moisture-curable primerless, polyurethane-
#233025            based adhesive composition and method

PHILIPPINES
Application Numbers
 40866 and 42493   No description listed.